Exhibit 99.1

PDS Biotech Unveils Updated Positive Data From VERSATILE-002 Trial and Additional Trials Evaluating Versamune® HPV to Treat Head and Neck Cancers at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting

Median overall survival data in first-line recurrent/metastatic (1L r/m) HNSCC remains durable at 30.0 months with additional follow-up of ~4.5 months beyond the initial abstract

HPV16-positive is the most rapidly increasing HNSCC in the US

VERSATILE-003 is the only ongoing Phase 3 clinical trial exclusively addressing 1L r/m HPV16-positive HNSCC

PRINCETON, N.J., June 2, 2025 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today announced publication of three Versamune® HPV abstracts now available on the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting website. These abstracts summarize Versamune® HPV (PDS0101) studies that were presented during the Head and Neck Cancer Poster Session taking place May 30-June 3, 2025, in Chicago, Illinois.

It is estimated that over 50% of head and neck squamous cell carcinoma (HNSCC) cases in the US are HPV16-positive.1 HPV-positive and HPV-negative HNSCC are two distinct diseases with different underlying causes, origin, risk factors, and contributions to the development of HNSCC. Multiple types of HPV are associated with HSNCC, and those cases are commonly identified with a p16 histochemistry test and referred to as p16-positive. A p16-positive test result suggests that the patient’s cancer may be due to any of the over 100 types of HPV. PDS Biotech is specifically addressing HNSCC related to HPV type 16 (HPV16), the most carcinogenic type of HPV. 2 HPV16-positive HNSCC has been identified as a rapidly growing and severe medical need.3,4 HPV16 is a specific type of HPV that must be confirmed using a polymerase chain reaction (PCR) test.

PDS Biotechnology’s trial differs from the other ongoing Phase 3 clinical trials addressing 1L r/m HNSCC based on its specific HPV16-positive HNSCC target population and its therapeutic approach.

Phase 3 Development	EGFR Bispecific Antibodies	PDS Biotechnology
Therapeutic Approach	Blocking antibodies targeting EGFR and a second receptor	HPV16-targeted T cell immunotherapy
Treated Populations	Predominantly HPV-negative and no confirmed HPV16-positive HNSCC patients#	100% HPV16-positive HNSCC*
Mechanism of Action	Inhibition of EGFR signaling and either LGR5 or TGF-β	Promotes multi-functional CD4 (helper) and CD8 (killer) T cell response targeting HPV16 E6 and E7 expressing tumors
#P16 histochemistry test to determine infection with any of > 100 types of HPV
*Confirmatory PCR test for HPV16-positive specific infection

Kevin Harrington, M.D., Ph.D. of The Institute of Cancer Research in the United Kingdom stated, “HPV-positive HNSCC is today seen as a different disease from HPV-negative HNSCC. HPV-positive HNSCC has different biological characteristics and requires a more targeted approach that treats the underlying HPV integration and persistence into the patient’s tumor DNA. Cytotoxic drugs and the EGFR inhibitor cetuximab have not worked as well in HPV-positive HNSCC to date.”

HPV16 has been reported to suppress the immune system’s ability to respond to the virus, resulting in more difficult-to-treat and non-immunogenic tumors.5 At least two studies have compared patients with HPV16-positive HNSCC with p16-positive patients (excluding HPV16) and patients with HPV-negative HNSCC, and shown patients with HPV16-positive HNSCC to have significantly worse survival prognosis than other p16-positive HNSCC, and in an advanced oral cancer study, patients with HPV16-positive HNSCC had significantly worse survival than patients with HPV-negative HNSCC.6,7

To accurately identify and appropriately treat patients with HPV16-positive HNSCC, the U.S. Food and Drug Administration (FDA) recommended that a companion diagnostic be developed and included in the ongoing VERSATILE-003 Phase 3 trial.

VERSATILE-002: Overall Survival of HPV16-Positive Recurrent/Metastatic Head and Neck Squamous Cell Carcinoma Patients Treated with T Cell Stimulating Immunotherapy PDS0101 and Pembrolizumab (Abstract #6037) - Poster Presentation. June 2, 2025, 9:00 a.m.-12:00 p.m. CDT

The trial was performed across 31 sites in the US and Europe. Median follow-up time is 22.1 months (range 0.2-43.0 months), representing one of the most extended follow-up periods to date of subjects receiving treatment for HPV16-positive 1L r/m HNSCC.

Median overall survival (mOS) has remained steady at 30.0 months over the last 1.5 years, suggesting durability of the Versamune® HPV-induced clinical responses. The lower limit of the 95% confidence interval for mOS has, however, increased from 18.4 months in 2023 to 23.9 months as the data has matured. All data are reported according to RECISTv1.1 criteria, requiring clinical responses on at least two consecutive tumor scans at least 4 weeks apart. Enrollment in the trial (n=53) is complete; 22 patients (including 3 still on treatment) continue to be followed for survival. No new safety signals have emerged.

Summary of results for Versamune® HPV with pembrolizumab stratified by patient CPS status.

Versamune® HPV (PDS0101) + Pembrolizumab (VERSATILE-002)
	CPS ≥ 1 N=53 (100%)	CPS ≥ 20 N=21/53 (40%)	CPS 1-19 N=32/53 (60%)
Median Overall Survival (mOS)	30.0 months (95% Confidence interval, lower limit of 23.9 months, upper limit not yet estimable (NE))	39.3 months (95% CI 30.0, NE)	26.1 months (95% CI 15.3, NE)
Median Progression Free Survival (PFS)	6.3 months (95% CI 2.8, 14.1)	14.1 months (95% CI 2.1, NE)	5.1 months (95% CI 2.2, 8.1)
Objective Response Rate (ORR)	19/53 (35.8%)	10/21 (47.6%)	9/32 (28.1%)
Tumor Shrinkage of 90-100%	11/53 (20.8%)	6/21 (28.6%)	5/32 (15.6%)
Disease Control Rate (DCR)	41/53 (77.4%)	17/21 (81.0%)	24/53 (75.0%)
Median Duration of Response (DoR)	21.8 months (95% CI 11.5, NE)	NE (95% CI 5.6, NE)	21.8 months (95% CI 4.2, NE)
The longest published mOS reported to date with pembrolizumab monotherapy and combinations with pembrolizumab in patients with 1L r/m HNSCC and CPS ≥ 1 is 17.9 months8.

Jared Weiss, M.D., Section Chief of Thoracic and Head/Neck Oncology, Professor of Medicine at the University of North Carolina, and Principal Investigator of the VERSATILE-002 Phase 2 clinical trial, stated, “The mOS results are highly encouraging in patients with advanced HPV Type 16-positive HNSCC. This is great news for patients, and we are encouraged that mOS has remained durable over the last 1.5 years. We look forward to the randomized Phase 3 trial, which is the only ongoing registrational trial to specifically address this rapidly growing population of patients.”

Dr. Kirk Shepard, M.D., Chief Medical Officer of PDS Biotech, continued, “We are very pleased with the overall survival (OS) results. As stated in a 2023 Journal of Clinical Oncology article authored by the FDA, OS is considered the gold standard for oncology approvals. The article discussed the discordance between ORR, PFS and OS.  In recently published registrational 1L r/m HNSCC studies, improved ORR and PFS have not translated to improved OS. We look forward to the two interim survival data readouts from the ongoing Phase 3 study as well as the final OS results.”

1 November 2024. Company sponsored independent third-party primary market research.
2Nelson CW and Mirabello L, 2023, Tumor Virus Research, 15 200258
3Damgacioglu H et al; The Lancet Regional Health – Americas. 2022;8:100143.
4Gormley L et al; British Dental Journal, Vol. 233 (9), Nov. 11 2022.
5Luo X et al; J Clin Invest. 2020;130(4):1635–1652.
6 Journal for ImmunoTherapy of Cancer 2022;10:e005158. doi:10.1136/ jitc-2022-005158.
7 Lee LA et al, 2012, PLoS ONE 7(7): e40767. doi:10.1371/journal.pone.0040767.
8 Licitra L et al; Int. J. Radiation Oncology, April 01 2024, Volume 118, Issue 5e2-e3

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy Versamune® HPV is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for Versamune® HPV, PDS01ADC and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning Versamune® HPV, PDS01ADC and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

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